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                                                                      EXHIBIT 21

                                 SUBSIDIARIES

Lyondell FSC, Inc.

Lyondell General Methanol Company

Lyondell Limited Methanol Company

Lyondell Refining Company

Lyondell Petrochemical L.P. Inc.

Lyondell Petrochemical G.P. Inc.